EXHIBIT 10.47

CORNING INCORPORATED

EXECUTIVE SUPPLEMENTAL PENSION PLAN

AMENDMENT NO. 1

Pursuant to Section 6.1 of the Plan, the Supplemental Pension Committee acting upon delegation of authority from the Compensation Committee of the Board of Directors given February 7, 2007 hereby amends the Corning Incorporated Executive Supplemental Pension Plan (the “Plan”) effective January 1, 2008 as follows:

1. Sections 4.1A(x), (y) and (z) are deleted in their entirety and are replaced with the following new sections as follows:

“(x) If an eligible Employee separates from service after attaining age 55 and commences benefits before attaining age 60, such Employee’s early retirement benefit shall be the amount determined above in Section 4.1.A(a), adjusted and reduced, at the rate of one-third of one percent for each month between the date benefits commence and the month following the month in which the Employee would attain age 60 less the amount determined in Section 4.1.A(b).

(y) If an eligible Employee incurs a Total and Permanent Disability, the eligible Employee shall be entitled to receive an unreduced early retirement benefit at the time specified in Section 4.2.

(z) If an eligible Employee separates from service before attaining age 55, such Employee’s benefit shall commence within 60 days of the first of the month after attaining age 55 pursuant to Section 4.2 and his early retirement benefit shall be the amount determined above in Section 4.1.A(a), adjusted and reduced by 50%, less the amount determined in Section 4.1.A(b).”

2. Sections 4.1B(z) is deleted in its entirety and is replaced with the following new section as follows:

“(z) If an eligible Employee separates from service before attaining age 55, such Employee’s benefit shall commence within 60 days of the first of the month after attaining age 55 pursuant to Section 4.2 and his early retirement benefit shall be the amount determined above, adjusted and reduced by 50%.”

3. The first sentence of Section 4.2 is deleted in its entirety and is replaced with the following new sentence:

“Except as set forth in Section 4.6, a Participating Company shall pay the nonforfeited benefits due under this Plan commencing within 60 days of the first of the month following the later of: (i) such Employee’s “separation from service” within the meaning of Section 409A; or (ii) age 55.”

4. The third sentence of Section 4.3 is hereby deleted in its entirety.

5. The second sentence of the first paragraph of Section 4.4 is hereby deleted in its entirety and is replaced with the following new sentence:

“Such benefit shall commence to the eligible Employee’s spouse, if surviving, within 60 days of the first of the month that the eligible employee dies.”

6. The second sentence of the second paragraph of Section 4.4 is hereby deleted in its entirety and is replaced with the following new sentence:

“Such benefit shall commence to the eligible Employee’s spouse, if surviving, within 60 days of the first of the month that the eligible Employee would have attained age 55.”

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7. The third sentence of Section 4.6 is hereby deleted in its entirety and is replaced with the following new sentence:

“If an eligible Employee has a “separation from service” within the meaning of Section 409A within 12 months of the Change in Control, such Employee shall receive his vested benefit under this Plan in the form of a single lump sum payment within 60 days of the first of the month of such separation, subject to the 6 month delay described in Section 4.2 (if applicable).”

CORNING INCORPORATED

By:	/s/ John P. MacMahon
Name:	John P. MacMahon
Title:	Senior Vice President – Global Compensation and Benefits

Date:	12/17/07

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